Exhibit 21

Subsidiaries of the Registrant

The following is a list of the subsidiaries of Seneca Financial Corp.:

Name	State of Incorporation

Seneca Savings	Federal

Seneca Savings Agency Services, Inc.*	New York

* Subsidiary of Seneca Savings